SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2007

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(b) Departure of Officer.

Crane Co., a diversified manufacturer of highly engineered industrial products, announced today that its vice president and chief financial officer J. Robert Vipond has resigned to pursue other interests. The Company has begun an external search for a new CFO. Eric C. Fast, president and chief executive officer, will serve as interim chief financial officer.

Item 5.02(e) Separation Agreement.

In connection with the resignation of the Company’s chief financial officer, J. Robert Vipond, the Company entered into a Separation Agreement and Release with Mr. Vipond providing for, among other things: (i) salary continuation at his current base salary rate through January 31, 2008 and a lump sum payment promptly after that date aggregating to one year of annual base salary from the resignation date ($336,200); (ii) participation of Mr. Vipond in the 2007 corporate bonus pool under the EVA Incentive Compensation Plan, to be determined and paid promptly after the end of the salary continuation period; (iii) continued vesting of stock options and restricted stock through the salary continuation period; (iv) transfer to Mr. Vipond of his company car at no cost to him; (v) payment to Mr. Vipond of $10,000 in respect of his attorney’s fees for negotiation of the agreement; (vi) outplacement services for Mr. Vipond for a period up to six months; and (vii) mutual releases, non-disparagement provisions and other customary provisions for agreements of this nature.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits

(a) None

(b) None

(c) None

(d) None

99.1	Press Release dated November 21, 2007, issued by Crane Co.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: November 21, 2007	By:	/s/ Augustus I. duPont
Augustus I. duPont Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 21, 2007, issued by Crane Co.